                              AMENDED AND RESTATED

                      REIMBURSEMENT AND SECURITY AGREEMENT

                                      among

                         GALEY & LORD INDUSTRIES, INC.,

                               GALEY & LORD, INC.

                                       and

              WACHOVIA BANK OF NORTH CAROLINA, NATIONAL ASSOCIATION

                            Dated as of June 4, 1996

                              AMENDED AND RESTATED
                      REIMBURSEMENT AND SECURITY AGREEMENT


                  AMENDED AND RESTATED REIMBURSEMENT AND SECURITY AGREEMENT, dated as of June 4, 1996 among GALEY & LORD INDUSTRIES, INC., a Delaware corporation (the "Borrower"), GALEY & LORD, INC., a Delaware corporation and the corporate parent of the Borrower (the "Guarantor"), and WACHOVIA BANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, a national banking association (the "Bank").


                              W I T N E S S E T H:

                  WHEREAS, on May 17, 1994 the South Carolina Jobs-Economic Development Authority (the "Issuer") issued its Tax-Exempt Adjustable Mode Economic Development Revenue Bonds (Galey & Lord Industries, Inc. Project) Series 1994 in the aggregate principal amount of $7,200,000 (the "Bonds") pursuant to an Indenture of Trust dated as of May 1, 1994 (the "Indenture") between the Issuer and First-Citizens Bank & Trust Company, as trustee (the "Trustee"); and

                  WHEREAS, pursuant to a Loan Agreement dated as of May 1, 1994 (the "Loan Agreement") between the Issuer and the Borrower, the Issuer loaned the proceeds of the Bonds to the Borrower to finance the acquisition, construction and equipping of the Project (as defined in the Loan Agreement); and

                  WHEREAS, to provide additional security for the payment of the Bonds, the Bank at the request and for the account of the Borrower issued its irrevocable direct-pay letter of credit number LC 968-044594, a copy of which is attached hereto as Exhibit "A" (the "Wachovia Letter of Credit") pursuant to the Reimbursement and Security Agreement dated as of May 1, 1994 (the "Original Reimbursement Agreement") between the Borrower and the Bank; and

                  WHEREAS, pursuant to a Guaranty Agreement dated as of May 1, 1994 (the "1994 Guaranty Agreement") from the Guarantor to the Bank the Guarantor unconditionally guaranteed the obligations and liabilities of the Borrower to the Bank under the Reimbursement Agreement; and

                  WHEREAS, the Bank, the Borrower and the Guarantor now desire to make certain changes, amendments and modifications to the Original Reimbursement Agreement and to discharge and cancel the 1994 Guaranty Agreement, and the Bank, the Borrower and the Guarantor have agreed to make such changes, amendments and modifications by executing this Agreement, which Agreement upon the execution and delivery thereof by the Borrower, the Guarantor and the Bank will replace the Original Reimbursement Agreement.

                  NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to maintain the Wachovia Letter of Credit in effect, the parties hereto hereby agree as follows:

                             ARTICLE I. DEFINITIONS.

         SECTION 1.1 DEFINITIONS. In addition to the words and terms defined above, the following terms when used herein shall have the following respective meanings:

                  "AGENT" shall mean First Union in its capacity as agent for the Lenders under the Credit Agreement and any successors in such capacity.

                  "AGREEMENT" means this Amended and Restated Reimbursement and Security Agreement, as the same may be amended, supplemented or modified from time to time.

                  "ALTERNATE BASE RATE", for any day, means a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean, at any time, the rate of interest per annum publicly announced from time to time by First Union at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

                  "ALTERNATE BASE RATE LOANS" means Loans that bear interest at an interest rate based on the Alternate Base Rate.

                  "APPLICABLE PERCENTAGE" for any day, means the rate per annum set forth below opposite the applicable Level Period then in effect, it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin",
(ii) LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin", (iii) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee", and (iv) the Letter of Credit Fee shall be the percentage set forth under the column "Letter of Credit Fee":




                                   ALTERNATE BASE           LIBOR RATE             COMMITMENT             LETTER OF
         LEVEL PERIOD                RATE MARGIN              MARGIN                   FEE               CREDIT FEE

==============================  =====================  =====================  ===================== =====================
Level I Period                           0%                    .50%                   .20%                   .50%
Level II Period                          0%                    .75%                   .25%                  .75%
Level III Period                         0%                    1.00%                  .25%                  1.00%
Level IV Period                          0%                    1.25%                  .25%                  1.25%
Level V Period                           0%                    1.50%                  .375%                 1.50%
==============================  =====================  =====================  ===================== =====================

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date 5 days after the date by which the Borrower is required to provide quarterly financial information in accordance with the provisions of
Section 5.1(b) (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level IV Period until the first Interest Determination Date occurring after the Closing Date. The Letter of Credit Fee referenced above is subject to Section 2.5(b) of the Credit Agreement.

                  "BORROWER" has the meaning set forth in the first paragraph of this Agreement.

                  "BORROWING DATE", in respect of any Loan, means the date such Loan is made.

                  "BUSINESS" has the meaning set forth in subsection 3.10 of the Credit Agreement.

                  "BUSINESS DAY" means any day on which the offices of the Bank at which drawings on the Wachovia Letter of Credit are made, the Trustee, the Paying Agent, the Tender Agent, the Registrar (as each such term is defined in the Indenture) and the Remarketing Agent are each open for business and on which the New York Stock Exchange is not closed; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

                  "CAPITAL LEASE" means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

                  "CAPITAL LEASE OBLIGATIONS" means the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

                  "CLOSING DATE" means the date of the Credit Agreement.

                  "COMMITMENT" means the Revolving Commitment, the LOC Commitment, the Swingline Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

                  "COMMITMENT FEE" means any such term as defined in Section 2.5(a) of the Credit Agreement.

                  "COMMITMENT PERCENTAGE" means the Revolving Commitment Percentage, the LOC Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

                  "COMMITMENT PERIOD" means the period from and including the Closing Date to but not including the Termination Date.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with the Guarantor within the meaning of Section 4001 of ERISA or is part of a group which includes the Guarantor and which is treated as a single employer under Section 414 of the Code.

                  "CONSOLIDATED EBIT" means for any period, Consolidated Net Income plus the sum of (i) Consolidated Interest Expense, and (ii) all provisions for any Federal, state or other income taxes, in each case for the Guarantor and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. The applicable period shall be for the four consecutive quarters ending as of the date of determination.

                  "CONSOLIDATED EBITDA" means for any period, the sum of Consolidated EBIT plus depreciation, amortization and other non-cash charges, including without limitation any accrual necessary for purposes of conforming with Financial Accounting Standards Board Statement Number 106 (as defined by
GAAP) to the extent that the accrued portion thereof constitutes a non-cash charge, for the Guarantor and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis. The applicable period shall be for the four consecutive quarters ending as of the date of determination.

                  "CONSOLIDATED INTEREST EXPENSE" means for any period, all interest expense, including the amortization of debt discount and premium and the interest component under Capital Leases for the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis. The applicable period shall be for the four consecutive quarters ending as of the date of computation.

                  "CONSOLIDATED NET INCOME" means for any period, the net income of the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis (excluding for the purposes hereof a one-time non-recurring charge of up to $15,000,000.00 in the fourth quarter of fiscal year 1995 in connection with the closing of the apparel prints business and operating losses from the apparel prints business for the four fiscal quarters of fiscal year 1995). For purposes of determining compliance with the Debt Service Coverage Ratio in Section 5.9(a), (i) any extraordinary gains or losses (including without limitation the non-recurring charge referenced above), any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses shall also be excluded and (ii) operating losses associated with the apparel prints business will also be excluded. The applicable period shall be for the four consecutive quarters ending as of the date of compliance.

                  "CONTRACTUAL OBLIGATION" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "CREDIT AGREEMENT" shall mean that certain Amended and Restated Credit Agreement dated as of June 4, 1996 among the Borrower, the Guarantor, certain Subsidiaries from time to time parties thereto, the Agent and the Lenders, as the same may be amended, supplemented or modified from time to time.

                  "CREDIT DOCUMENTS" means this Agreement, the Credit Agreement, each of the Notes, the Letters of Credit, LOC Documents, the Security Agreement and financing statements relating hereto or thereto.

                  "DATE OF ISSUANCE" means May 17, 1994, the date on which the Bonds and the Wachovia Letter of Credit were initially issued.

                  "DEFAULT" means any event or condition which with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

                  "DEFAULTING LENDER" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of the Credit Agreement, including the funding of a Participation Interest in accordance with the terms thereof, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

                  "DOLLARS" and "$" means dollars in lawful currency of the United States of America.

                  "ENVIRONMENTAL LAWS" means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "EURODOLLAR RESERVE PERCENTAGE" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

                  "EVENT OF DEFAULT" means any of the events specified in
Section 7.1 hereof.

                  "EXISTING LETTERS OF CREDIT" means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.4(a) to the Credit Agreement.

                  "EXPIRATION DATE" means the Initial Expiration Date or, if the term of the Wachovia Letter of Credit is extended as contemplated in Section 2.2(b) hereof, the last day of each Successive Extension Period.

                  "FEDERAL FUNDS EFFECTIVE RATE" has the meaning set forth in the definition of "Alternate Base Rate".

                  "FIRST UNION" means First Union National Bank of North Carolina, a national banking association.

                  "GAAP" shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTOR" means Galey & Lord, Inc., a Delaware corporation and the owner of all of the issued and outstanding stock of the Borrower.

                  "INDEBTEDNESS" means as to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,
(f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (g) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (h) all Guarantee Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, and (j) the maximum amount of all letters of credit issued or bankers' acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent not theretofore reimbursed).

                  "INITIAL EXPIRATION DATE" means June 5, 1995.

                  "INTEREST COVERAGE RATIO" means the ratio of Consolidated EBITDA to Consolidated Interest Expense, as determined at the end of each fiscal quarter.

                  "INTEREST PAYMENT DATE" means (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Swingline Loan, such day as may be mutually agreed upon by the Borrower and the Swingline Lender, but not less frequently than once a quarter, (c) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

                  "INTEREST PERIOD" means with respect to any LIBOR Rate Loan,

                  (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

                  (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

                  (A) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (B) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

                  (C) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

                  (D) any Interest Period in respect of any Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date and further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loan consisting of Alternate Base Rate Loans together with the portion of the Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

                  (E) no more than 6 LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

                  "ISSUING LENDER" means as to the Existing Letters of Credit, the Issuing Lenders identified on Schedule 2.4(a) to the Credit Agreement, and as to Letters of Credit issued after the Closing Date, First Union.

                  "ISSUING LENDER FEES" means as defined in Section 2.5(c) of the Credit Agreement.

                  "LENDERS" shall mean, individually and collectively, as the context shall require, the several banks and other financial institutions from time to time parties to the Credit Agreement.

                  "LETTER OF CREDIT AMOUNT" means at any time the amount of the Wachovia Letter of Credit subject to reduction or reinstatement as provided therein.

                  "LETTER OF CREDIT FEE" as defined in Section 2.5(b) of the Credit Agreement.

                  "LETTERS OF CREDIT" means the Existing Letters of Credit and any letter of credit issued by the Issuing Lender pursuant to the terms of the Credit Agreement, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

                  "LEVEL I PERIOD" shall have the meaning given such term in the Credit Agreement.

                  "LEVEL II PERIOD" shall have the meaning given such term in the Credit Agreement.

                  "LEVEL III PERIOD" shall have the meaning given such term in the Credit Agreement.

                  "LEVEL IV PERIOD" shall have the meaning given such term in the Credit Agreement.

                  "LEVEL V PERIOD" shall have the meaning given such term in the Credit Agreement.

                  "LIBOR" shall mean the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Agent, Dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

                  "LIBOR LENDING OFFICE" means initially, the office of each Lender designated as such Lender's LIBOR Lending Office shown on Schedule 9.2 to the Credit Agreement; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

                  "LIBOR RATE" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

                  "LIBOR RATE LOAN"     =                  LIBOR
                                            1.00 - Eurodollar Reserve Percentage

                  "LIBOR RATE LOAN" means Loans the rate of interest applicable to which is based on the LIBOR Rate.

                  "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                  "LOAN" means a Revolving Loan, a Swingline Loan and/or the Term Loan, as appropriate.

                  "LOC COMMITMENT" means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in Schedule 2.1(a) to the Credit Agreement, as such amount may be reduced from time to time in accordance with the provisions hereof.

                  "LOC COMMITMENT PERCENTAGE" means, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a) to the Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) of the Credit Agreement.

                  "LOC COMMITTED AMOUNT" means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4 of the Credit Agreement and, individually, the amount of each Lender's LOC Commitment as specified in
Schedule 2.1(a) to the Credit Agreement.

                  "LOC DOCUMENTS" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

                  "LOC OBLIGATIONS" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

                  "MAJORITY LENDERS" means Lenders holding in the aggregate not less than 66-2/3% of the sum of (i) all obligations then outstanding at such time and (ii) the aggregate unused Commitments at such time (treating for purposes hereof in the case of Swingline Loans and LOC Obligations, in the case of the Swingline Lender and the Issuing Lender, only the portion of the Swingline Loans and the LOC Obligations of the Swingline Lender and the Issuing Lender, respectively, which is not subject to the Participation Interests of the other Lenders and, in the case of the Lenders other than the Swingline Lender and the Issuing Lender, the Participation Interests of such Lenders in Swingline Loans and LOC Obligations under the Credit Agreement as direct obligations); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Majority Lenders Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender's Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

                  "MANDATORY BORROWING" means such term as defined in Section 2.3(b)(ii) of the Credit Agreement or Section 2.4(e) of the Credit Agreement.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(a) the business, operations, property or condition (financial or otherwise) of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Guarantor to perform its obligations, when such obligations are required to be performed, under this Agreement, the Credit Agreement or any of the Notes or (c) the validity or enforceability of this Agreement, the Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Bank, the Agent or the Lenders hereunder or thereunder.

                  "MATERIALS OF ENVIRONMENTAL CONCERN" means any gasoline or petroleum including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "NOTE" or "NOTES" means the Revolving Notes, the Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.

                  "NOTICE OF NON-EXTENSION" means a written notice delivered by the Bank to the Borrower, the Guarantor and the Trustee to the effect that the Wachovia Letter of Credit will not be extended for a Successive Extension Period.

                  "OBLIGATIONS" means, collectively, Loans and LOC Obligations.

                  "PARTICIPATION INTEREST" means the purchase by a Lender of a participation interest in Swingline Loans as provided in Section 2.3(b)(ii) of the Credit Agreement or in Letters of Credit as provided in Section 2.4 of the Credit Agreement.

                  "PAYMENT DATE" means the fifteenth day of each January, April, July and October of each year, commencing July 15, 1996.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PLACEMENT AGENT" means Wachovia Bank of North Carolina, National Association in its capacity as placement agent under the Placement Agreement.

                  "PLACEMENT AGREEMENT" means the Placement Agreement as defined in the Indenture.

                  "PLACEMENT MEMORANDUM" means collectively the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum with respect to the initial offering and sale of the Bonds.

                  "PLAN" means, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "PLEDGED BONDS" means those Bonds which have been purchased from monies drawn under the Wachovia Letter of Credit pursuant to Section 2.06(i)(3) of the Indenture and not remarketed by the Remarketing Agent pursuant to Section 2.07 of the Indenture.

                  "PRIME RATE" has the meaning set forth in the definition of the term "Alternate Base Rate" above.

                  "PROPERTIES" has the same meaning as defined in subsection 3.10(a) of the Credit Agreement.

                  "PURCHASE PRICE" shall have the same meaning given that term in Article I of the Indenture.

                  "REIMBURSEMENT OBLIGATIONS" means any one or more of the obligations of the Borrower to the Bank under Sections 2.5 or 2.6 of this Agreement.

                  "RELATED DOCUMENTS" means the Loan Agreement, the Indenture, the Wachovia Letter of Credit, the Bonds and any other agreement or instrument relating thereto or otherwise executed and delivered in connection with the issuance of the Bonds and the Wachovia Letter of Credit.

                  "REMARKETING AGENT" means Wachovia Bank of North Carolina, National Association and its successors appointed and serving in such capacity under the Indenture.

                  "REPORTABLE EVENT" shall mean any of the events set forth in
Section 4043(b) of ERISA, other than those events as to which the thirty-day period is waived under subsections .13, .14, .16, .18, .19, or .20 of PBGC Reg. ss. 2615.

                  "REQUIREMENT OF LAW" as to any Person shall mean the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or final determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "REVOLVING COMMITMENT" means with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender's Revolving Committed Amount as specified in Schedule 2.1(a) to the Credit Agreement, as such amount may be reduced from time to time in accordance with the provisions of the Credit Agreement.

                  "REVOLVING COMMITMENT PERCENTAGE" means for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a) to the Credit Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c) of the Credit Agreement.

                  "REVOLVING COMMITTED AMOUNT" means, collectively, the aggregate amount of all of the Revolving Commitments as referenced in Section 2.1(a) of the Credit Agreement and, individually, the amount of each Lender's Revolving Commitment as specified in Schedule 2.1(a) to the Credit Agreement.

                  "REVOLVING LOANS" means, as defined in Section 2.1 of the Credit Agreement.

                  "SECURITY AGREEMENT" means that Security and Pledge Agreement dated as of April 28, 1995 given by the Guarantor and the Borrower to the Agent, as amended and modified from time to time.

                  "SINGLE EMPLOYER PLAN" shall mean any Plan which is not a Multi-Employer Plan.

                  "SUBSIDIARY" shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor.

                  "SUCCESSIVE EXTENSION PERIOD" has the meaning ascribed thereto in Section 2.2(b) hereof.

                  "SWINGLINE COMMITMENT" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii) of the Credit Agreement, as such amounts may be reduced from time to time in accordance with the provisions of the Credit Agreement.

                  "SWINGLINE COMMITTED AMOUNT" means the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.3(a) of the Credit Agreement.

                  "SWINGLINE LENDER" means First Union, in its capacity as such.

                  "SWINGLINE LOAN" or "SWINGLINE LOANS" means as defined in
Section 2.3(a) of the Credit Agreement.

                  "SWINGLINE NOTE" means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d) of the Credit Agreement, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "TAXES" as defined in subsection 2.18 of the Credit Agreement.

                  "TENDER AGENT" has the meaning ascribed thereto in Article I of the Indenture.

                  "TENDER DRAWING" means a drawing under the Wachovia Letter of Credit to pay the Purchase Price of one or more of the Bonds.

                  "TERM LOAN" means as defined in Section 2.2(a) of the Credit Agreement.

                  "TERM LOAN COMMITMENT" means with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan as specified in
Schedule 2.1(a) to the Credit Agreement (and for purposes of making determinations of Majority Lenders under the Credit Agreement after April 28, 1995, the principal amount outstanding on the Term Loan).

                  "TERM LOAN COMMITMENT PERCENTAGE" means for each Lender, its Term Loan Commitment Percentage on Schedule 2.1(a) to the Credit Agreement, as such percentage may be modified in accordance with the provisions of Section 9.6 of the Credit Agreement.

                  "TERM LOAN COMMITTED AMOUNT" means, collectively, the aggregate amount of all of the Term Loan Commitments as referenced in Section 2.2(a) of the Credit Agreement and, individually, the amount of each Lender's Term Loan Commitment as specified in Schedule 2.1(a) to the Credit Agreement.

                  "TERM NOTE" or "TERM NOTES" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Term Loan provided pursuant to Section 2.2(d) of the Credit Agreement, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "TERMINATION DATE" means the earliest of (i) the close of business on the Expiration Date, (ii) the date on which the principal amount of and interest on the Bonds shall have been paid in full, (iii) the close of business on the second Business Day following conversion of the interest rate on the Bonds to a Fixed Rate (as defined in the Indenture), (iv) the date the Bank honors the draft drawn on the Wachovia Letter of Credit pursuant to Section 3.08(a)(iii) of the Indenture following the occurrence of an Event of Default (as defined in the Indenture) and an acceleration, (v) the date the Wachovia Letter of Credit is surrendered to the Bank for cancellation, (vi) the date the Bank honors the final drawing available under the Wachovia Letter of Credit, or
(vii) April 5, 2000, unless the Lenders in accordance with the provisions of the Credit Agreement unanimously agree to extend the term of the Wachovia Letter of Credit beyond April 5, 2000.

                  "TRANCHE" means the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a "Eurodollar Tranche."

                  "TYPE" means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

         SECTION 1.2.  OTHER DEFINITIONAL PROVISIONS.

                  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

                  (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         SECTION 1.3 ACCOUNTING TERMS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants) with the most recent audited consolidated financial statements of the Guarantor and the Borrower delivered to the Bank; provided that, if the Guarantor or the Borrower notifies the Bank that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Guarantor and the Borrower that the Bank wishes to amend Section 5.9 for such purpose), then the Guarantor's and the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor, the Borrower and the Bank.

                  The Guarantor and the Borrower shall deliver to the Bank at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and
(ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

         SECTION 1.4. OTHER DEFINITIONS. All capitalized words and terms not specifically defined in this Agreement but used herein shall have the respective meanings given such words and terms in the Credit Agreement.


                   ARTICLE II. THE WACHOVIA LETTER OF CREDIT

         SECTION 2.1. AGREEMENT TO MAINTAIN THE WACHOVIA LETTER OF CREDIT. Subject to the terms and conditions hereinafter set forth, the Bank hereby agrees to maintain in effect the Wachovia Letter of Credit. The Wachovia Letter of Credit was issued in an amount equal to the sum of (i) the aggregate principal amount of the Bonds, plus (ii) an amount equal to 210 days' interest on the Bonds, computed as though the Bonds bore interest at the rate of fifteen percent (15%) per annum notwithstanding the actual rate borne by the Bonds from time to time and based on a 360-day year consisting of twelve 30-day months.

         SECTION 2.2.  TERM OF WACHOVIA LETTER OF CREDIT; EXTENSIONS OF THE
TERM.

                  (a) The term of the Wachovia Letter of Credit shall end on the Termination Date.

                  (b) The initial term of the Wachovia Letter of Credit is stated to expire, subject to earlier termination, on the Initial Expiration Date. If the Borrower, the Guarantor and the Trustee do not receive a Notice of Non-Extension from the Bank at least thirteen (13) months prior to the Initial Expiration Date, however, the term of the Wachovia Letter of Credit will be automatically extended for successive additional periods of one calendar month each ("Successive Extension Periods") until the earlier of (i) the fifth day of the thirteenth month following receipt by the Borrower, the Guarantor and the Trustee of a Notice of Non-Extension from the Bank, or (ii) the Termination Date. The Bank may, with the advice and prior written consent of the Majority Lenders, determine to extend or not extend the term of the Wachovia Letter of Credit and no course of dealing or other circumstance shall require the Bank or the Lenders under the Credit Agreement to extend the Wachovia Letter of Credit.

         SECTION 2.3. REDUCTION OF WACHOVIA LETTER OF CREDIT AMOUNT; RESTORATION OF WACHOVIA LETTER OF CREDIT AMOUNT. Without limiting the provisions of the Wachovia Letter of Credit, the portion of the Wachovia Letter of Credit Amount allocated to interest shall be reduced in an amount equal to each draw for interest on the Bonds, but shall be reinstated automatically ten (10) calendar days after drawing unless the Bank shall have notified the Trustee that the Bank has not been reimbursed for said drawing or that an Event of Default has occurred and is continuing. In addition, and without limiting the provisions of the Letter of Credit, the portion of the Letter of Credit Amount allocated to principal shall be reduced in an amount equal to any draw thereunder for principal of the Bonds, but with respect to any Tender Drawing, will be reinstated upon receipt by the Trustee of notice from the Bank that the Tender Advance applicable thereto has been repaid.

         SECTION 2.4.  FEES RELATING TO WACHOVIA LETTER OF CREDIT.

                  (a) In consideration of the Bank maintaining the Wachovia Letter of Credit in effect subject to the terms and conditions of this Agreement and the cancellation and discharge of the Guaranty Agreement, the Borrower agrees to pay to the Bank the Letter of Credit Fee with respect to the Wachovia Letter of Credit from the date of this Agreement to the Termination Date. Of such fee, the Bank shall retain for its own account without sharing by the other Lenders one-eighth of one percent (1/8%) per annum on the average daily maximum amount available to be drawn under the Wachovia Letter of Credit and shall promptly pay over to the Agent for the ratable benefit of the Lenders (including the Bank) the remainder thereof. The Letter of Credit Fee with respect to the Wachovia Letter of Credit shall be payable quarterly in arrears on each Payment Date and on the Termination Date.

                  (b) In addition to the fee payable pursuant to subsection (a) hereof, the Borrower shall pay to the Bank for its own account without sharing by the other Lenders the Issuing Lender Fees with respect to the Wachovia Letter of Credit.

         SECTION 2.5.  REIMBURSEMENT OF DRAWINGS UNDER WACHOVIA LETTER OF
CREDIT.

                  (a)      The Borrower hereby agrees to pay to the Bank:

                           (i) except as set forth in subsection (b) below applicable to Tender Drawings that are paid from the proceeds of advances made pursuant to the Credit Agreement, immediately after (and on the same Business Day as) any amount is drawn under the Wachovia Letter of Credit, a sum (and interest on such amount as provided in subsection (c) below) equal to the amount so drawn; and

                           (ii) any and all expenses incurred by the Bank in enforcing any rights under this Agreement.

                  (b)(i) Unless the Borrower elects to reimburse the Bank in immediately available funds for the full amount of a Tender Drawing prior to 5:00 p.m., Winston-Salem, North Carolina time, on the date of such Tender Drawing, the proceeds of such Tender Drawing (other than a Tender Drawing upon conversion of the interest rate on the Bonds to a Fixed Rate) shall constitute an advance made by the Lenders under the Credit Agreement to the Borrower on the date and in the amount of said Tender Drawing. Each such advance shall be either a Swingline Loan or, if a Swingline Loan is not available, a Revolving Loan under the Credit Agreement. Each such advance shall be treated as a reimbursement of the amount of the related Tender Drawing pursuant to Section 2.5(a)(i) above.

                           (ii) Each Tender Drawing under the Wachovia Letter of Credit shall constitute a representation and warranty by the Borrower that the representations and warranties contained in Article IV hereof are true and correct on and as of the date of such Tender Drawing as if made on and as of such date.

                  (c) The Borrower shall pay to the Bank upon demand interest at a per annum rate equal to the Alternate Base Rate plus two percent (2%) on any and all amounts (other than advances under the Credit Agreement to reimburse Tender Drawings referred to in Sections 2.5(b)(i) hereof) unpaid by the Borrower when due hereunder (in the case of amounts in respect of interest, to the maximum extent permitted by law) commencing the day after such amounts first became due until payment in full.

         SECTION 2.6.  NOTICE OF DRAWS; PREPAYMENTS.

                  (a) The Bank agrees that upon each drawing under the Wachovia Letter of Credit the Bank shall promptly give notice of the date, amount and purpose of such drawing to the Agent and to the Borrower.

                  (b) All advances made under the Credit Agreement to reimburse Tender Drawings may be prepaid in whole or in part (in multiples of $5,000) at any time by or on behalf of the Borrower on one (1) Business Day's notice from the Borrower directing the Bank, as agent for the Lenders under the Credit Agreement, to authorize the delivery of a specified principal amount of Pledged Bonds held by the Bank or a designated pledge agent for remarketing pursuant to
Section 2.07 of the Indenture. Each such notice of prepayment shall be irrevocable and shall specify the advance to be prepaid, the amount of the advance to be prepaid and the date of prepayment (which date shall be a Business
Day). Upon payment to the Bank, as agent for the Lenders under the Credit Agreement, of the amount to be prepaid pursuant to this paragraph, the Bank, as agent for the Lenders under the Credit Agreement, shall release, or authorize the release, from the pledge and security interest created under Section 8.1 hereof a principal amount of Pledged Bonds equal to the amount of such prepayment. Such Bonds shall be delivered to the Remarketing Agent pursuant to
Section 2.07 of the Indenture in the event of a prepayment pursuant to this paragraph.

         SECTION 2.7. FORM AND PLACE OF PAYMENTS; COMPUTATION OF INTEREST. All payments by the Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's office located at 100 North Main Street, Winston-Salem, North Carolina 27150. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereof shall be payable for such extended time at the specified rate. All interest and fees hereunder shall be computed on the basis of the actual number of days elapsed over a 360 day year and shall include the first day but exclude the last day of the relevant period.

         SECTION 2.8. CONDITIONS PRECEDENT TO ISSUANCE OF WACHOVIA LETTER OF CREDIT. Each of the following was a condition precedent to the obligation of the Bank to issue the Wachovia Letter of Credit.


                  (a) The Bank received on or before the Date of Issuance the following in form and substance satisfactory to the Bank:

                           (i) a duly executed original counterpart of this Agreement and each of the other Related Documents;

                           (ii) the opinion of counsel for the Borrower and the Guarantor dated the Date of Issuance, addressed to it, in substantially the form attached to the Placement Agreement as Exhibit "D";

                           (iii) the opinion of counsel for the Issuer dated the Date of Issuance, addressed to it, in substantially the form attached to the Placement Agreement as Exhibit "C";

                           (iv) a supplemental opinion of bond counsel in substantially the form attached to the Placement Agreement as Exhibit "A";

                           (v) the opinion of bond counsel with respect to bankruptcy preference issues as they relate to the Bonds in substantially the form attached to the Placement Agreement as Exhibit "B";

                           (vi) certified resolutions and incumbency certificates of the Borrower and the Guarantor;

                           (vii) a certificate of good standing for the Borrower and the Guarantor from the State of Delaware and a certificate of authority for the Borrower to transact business as a foreign corporation from the State of South Carolina;

                           (viii) certified certificates of incorporation and bylaws of the Borrower and the Guarantor;

                           (ix) certified copies of all approvals,
         authorizations, or consents of, or notices to or registrations with, any Governmental Authority required to be obtained, given or effected by the Borrower with respect to the Bonds, any of the Related Documents or the Project;

                           (x) a certificate, dated the Date of Issuance, signed by authorized officers of the Borrower, to the effect that the Related Documents were executed by duly authorized officials, that the signatures appearing thereon were true and that there was no action, suit, proceeding, inquiry or investigation known to the Borrower before or by any court, public board or body pending or threatened against or affecting the Borrower wherein an unfavorable decision, ruling or finding would materially adversely affect (i) the validity or enforceability of, or the authority or ability of the Borrower to perform its obligations under the Related Documents, or (ii) the transactions contemplated thereby;

                           (xi) a certificate, dated the Date of Issuance, signed by authorized officials of the Borrower to the effect that (i) the representations and warranties of the Borrower contained in this Agreement were true and accurate on and as of the Date of Issuance,
         (ii) no Default had occurred and was continuing or would result from the issuance of the Wachovia Letter of Credit and there was no condition in existence which, except for the lapse of time or the giving of notice or both, would constitute a Default, and (iii) the Borrower had complied or was then in compliance with all agreements and satisfied all conditions on its part to be observed or satisfied under the Related Documents at or prior to the Date of Issuance;

                           (xii) proof of the conduct of the public hearing and the adoption of the public approval required by Code Section 147(f); and

                           (xiii) such other certificates, documents, instruments, approvals, consents or opinions as the Bank reasonably requested.

                  (b) On or before the Date of Issuance the Bank was satisfied that there had been no material adverse change in the financial condition, manner of operation, properties or prospects of the Borrower; and that all information, representations and materials submitted to the Bank by the Borrower in connection with the issuance of the Wachovia Letter of Credit were accurate in all material respects;

                  (c)      On or before the Date of Issuance:

                           (i) the Issuer duly adopted resolutions authorizing the execution, delivery and performance by the Issuer of the Bonds and each of the Related Documents to which the Issuer was a party and certified copies of such resolutions were delivered to the Bank;

                           (ii) the Issuer and the Trustee duly authorized and executed the Indenture and the Indenture was in full force and effect;

                           (iii) all conditions precedent to the issuance of the Bonds (and to their placement under the Placement Agreement as specified therein) occurred; and

                           (iv) the Issuer duly executed, issued and delivered the Bonds.


                            ARTICLE III.  OBLIGATIONS ABSOLUTE; GUARANTY BY
GUARANTOR.

         SECTION 3.1. OBLIGATIONS ABSOLUTE, UNCONDITIONAL AND IRREVOCABLE. The obligations of the Borrower under this Agreement and the Related Documents shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof and thereof, under all circumstances whatsoever, irrespective of any of the following circumstances:

                  (a) any lack of validity or enforceability of this Agreement, the Wachovia Letter of Credit, the Bonds or any of the Related Documents;

                  (b) any amendment or waiver of or any consent to departure from this Agreement, the Wachovia Letter of Credit, the Bonds or all or any of the Related Documents;

                  (c) the existence of any claim, setoff, defense or other rights which the Borrower or any other Person may have at any time against the Trustee, the Placement Agent, the Tender Agent, the Remarketing Agent, any beneficiary or any transferee of the Wachovia Letter of Credit (or any Person for whom the Trustee, the Placement Agent, the Tender Agent, the Remarketing Agent, any such beneficiary or any such transferee may be acting), the Bank, or any other Person, whether in connection with this Agreement, the Wachovia Letter of Credit, the Bonds or any of the Related Documents or any unrelated transaction;

                  (d) any statement or any other document presented under the Wachovia Letter of Credit proving to be forged, fraudulent or invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (e) payment by the Bank under the Wachovia Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Wachovia Letter of Credit (absent gross negligence or willful misconduct by the Bank); and

                  (f) any other circumstance or happening whatsoever whether or not similar to any of the foregoing.

         Nothing contained herein shall act as a waiver of any rights or claims the Borrower may have against the Bank or any other party listed in Section 3.1(c) above.

         SECTION 3.2. THE GUARANTY. (a)The Guarantor hereby unconditionally and absolutely guarantees to the Bank the full and prompt payment of all of the direct or indirect obligations and liabilities, whether now existing or hereafter arising, of the Borrower to the Bank under this Agreement (all of such obligations and liabilities hereinafter collectively called the "Borrower's Obligations").

                  (b) This Guaranty shall be a continuing, absolute and unconditional guaranty and shall remain in full force and effect until all of the Borrower's Obligations shall have been paid in full, the Wachovia Letter of Credit has expired or been terminated and the period during which any payment of the Borrower's Obligations by the Borrower to the Bank could be recovered by a bankruptcy trustee or by the debtor in possession as a voidable preference under 11 U.S.C. ss.547, or any successor provision thereof, has expired. This Guaranty is made in furtherance of the purposes for which the Guarantor was formed and is necessary to promote and further the business of the Guarantor and the Borrower and the assumption by the Guarantor of its obligations hereunder will result in direct financial benefits to the Guarantor.

                  (c) This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against the Borrower or the Issuer. If the Borrower shall default in the payment of any of the Borrower's Obligations when and as the same shall become due, whether by acceleration, call for redemption or otherwise, the Guarantor, upon demand by the Bank, without notice other than such demand and without the necessity of further action by the Bank, shall promptly and fully make such payment. The Guarantor shall pay all reasonable costs and expenses, including reasonable attorneys' fees paid or incurred by the Bank in connection with the enforcement of the obligations of the Borrower (or of the Guarantor under this Guaranty) to pay the Borrower's Obligations. All payments by the Guarantor shall be paid in lawful money of the United States of America at the principal office of the Bank or at such other location as the Bank shall direct in writing to the Guarantor.

                  (d) The obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including without limitation:
(i) any acceleration, compromise, settlement, surrender, exchange, release, waiver, renewal, extension, indulgence, change in or modification of any of the Borrower's Obligations or any of the terms or provisions of this Agreement; (ii) any surrender, exchange, release, change or other modification to any security or collateral for the Borrower's Obligations; (iii) the assertion or exercise by the Borrower, its successors or assigns, or the Bank of any rights or remedies under this Agreement or their delay in or failure to assert or exercise any such rights or remedies; (iv) the assignment or mortgaging or the purported assignment or mortgaging of all or any part of the interest of the Borrower in the Project; and (v) any other defenses (excluding payment), claim or right of set-off to the full extent any such right of set-off, claim or defense may be lawfully waived.

                  (e) The Guarantor unconditionally waives (a) notice of any of the matters referred to in subsection (d) above and (b) any demand, except as specified in subsection (c) above, proof or notice of nonpayment of any Borrower's Obligation or of default by the Borrower in keeping, observing or performing any other covenant, condition or agreement required of it under this Agreement or any of the Related Documents.

                  (f) No act of commission or omission of any kind or at any time upon the part of the Bank in respect of any matter whatsoever shall in any way affect or impair the rights of the Bank to enforce any right, power or benefit of the Bank under this Agreement, and no set-off, claim, reduction or diminution of any obligation or any defense of any kind or nature which the Guarantor has or may have against the Borrower, the Bank or their respective successors and assigns shall be available to or against the Borrower or the Bank or any such successor or assign in any suit or action brought by the Bank to enforce any right, power or benefit under this Agreement. Nothing in this Agreement shall be construed as a waiver by the Guarantor of any rights or claims it may have against the Borrower or the Bank under this Agreement or otherwise, but any recovery upon such rights and claims shall be had from the Borrower or the Bank separately, the intent of this Agreement being that the Guarantor shall be unconditionally and absolutely obligated to perform fully all of its obligations, agreements and covenants hereunder for the benefit of the Bank.


                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

         Each of the Borrower and the Guarantor hereby represents and warrants to the Bank and to each of the Lenders and the Agent under the Credit Agreement as follows:

         SECTION 4.1. FINANCIAL CONDITION. The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at October 1, 1994 and as at March 31, 1995 and the related consolidated statements of income and of cash flows for the fiscal year or six month period ended on such date, reported on (only in the case of such annual statements) by Ernst & Young LLP, copies of which have heretofore been furnished to the Bank and each Lender, are complete and correct and present fairly the consolidated financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year or three month period then ended, subject in the case of the March 31, 1995 statements to normal year end adjustments. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Neither the Guarantor nor any of its consolidated Subsidiaries had, at the date of the balance sheets referred to above, any material Guarantee Obligation, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, including, without limitation, any material interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.

         SECTION 4.2. NO CHANGE. Since March 31, 1995 (and after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which has had a Material Adverse Effect.

         SECTION 4.3. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Guarantor, its Subsidiaries and the Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or partnership power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or partnership and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing would not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 4.4. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of the Guarantor and the Borrower has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings or advances hereunder or with the execution, delivery or performance of any Credit Document by the Guarantor or the Borrower (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Guarantor or the Borrower (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Guarantor or the Borrower, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Guarantor or the Borrower, as the case may be, enforceable against the Guarantor or the Borrower, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         SECTION 4.5. NO LEGAL BAR; NO DEFAULT. The execution, delivery and performance of the Credit Documents, the borrowings or advances thereunder and the use of the proceeds of such borrowings or advances will not violate any Requirement of Law or any Contractual Obligation of the Guarantor, its Subsidiaries or the Borrower (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. Neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         SECTION 4.6. NO MATERIAL LITIGATION. Except as set forth in Schedule
3.6 to the Credit Agreement, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of its or their respective properties or revenues
(a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby or under the Credit Agreement, or (b) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

         SECTION 4.7. INVESTMENT COMPANY ACT. Neither the Guarantor nor the Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.8. FEDERAL REGULATIONS. No part of the proceeds of any borrowing or advance hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Guarantor and its Subsidiaries taken as a group do not own "margin stock" except as identified in the financial statements referred to in Section 4.1 and the aggregate value of all "margin stock" owned by the Guarantor and its Subsidiaries taken as a group does not exceed 25% of the value of their assets.

         SECTION 4.9. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect. Neither the Guarantor nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect.

         SECTION 4.10. ENVIRONMENTAL MATTERS. Except to the extent that all of the following, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

                  (a) To the best knowledge of the Guarantor, the facilities and properties owned, leased or operated by the Guarantor or any of its Subsidiaries (the "Properties") do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

                  (b) To the best knowledge of the Guarantor, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Guarantor or any of its Subsidiaries (the "Business").

                  (c) Neither the Guarantor nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Guarantor have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) To the best knowledge of the Guarantor, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Guarantor, threatened, under any Environmental Law to which the Guarantor or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                  (f) To the best knowledge of the Guarantor, there has been no release or threat of release of Materials of Environmental concern at or from the Properties, or arising from or related to the operations of the Guarantor or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         SECTION 4.11. SUBSIDIARIES. Set forth on Schedule 3.12 to the Credit Agreement is a complete and accurate list of all Subsidiaries of the Guarantor and the Borrower. Information on such Schedule includes state of incorporation; the number of shares of each class of capital stock or other equity interests outstanding; the number and percentage of outstanding shares of each class of stock; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).


                 ARTICLE V. AFFIRMATIVE AND NEGATIVE COVENANTS.

         The Guarantor agrees that, so long as the Letter of Credit is outstanding or any amount payable under this Agreement remains unpaid, the Guarantor shall, and where specified by the terms thereof cause each of its Subsidiaries and the Borrower, to comply in full with each of the covenants contained in Section 5 and Section 6 of the Credit Agreement, as such covenants may be amended, modified, restated, supplemented or replaced from time to time, which covenants are incorporated herein by reference and shall have the same force and effect as if fully set forth herein; provided, however, any waiver of a violation of a covenant by the Lenders in accordance with the provisions of the Credit Agreement shall be deemed to be a waiver of such violation by the Bank under this Agreement as long as the Bank is a "Lender" within the meaning of the Credit Agreement; provided, further, if the Bank should at any time cease to be a "Lender" within the meaning of the Credit Agreement, the Guarantor and the Bank shall amend this Agreement by adding affirmative and negative covenants mutually acceptable to the Bank and the Guarantor within ninety (90) days of the date on which the Bank ceased to be a "Lender" within the meaning of the Credit Agreement.


                      ARTICLE VI. [INTENTIONALLY OMITTED.]

                    ARTICLE VII. EVENTS OF DEFAULT; REMEDIES.

         SECTION 7.1. EVENTS OF DEFAULT. Upon the occurrence and continuance of any of the following events:

                  (a) The Borrower shall fail to pay any principal amount under this Agreement when due in accordance with the terms thereof or hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or the Borrower shall fail to pay any interest under this Agreement or any fee or other amount payable hereunder or hereof and such failure shall continue unremedied for five (5) Business Days (or the Guarantor shall fail to pay to the Bank in accordance with Section 3.2 hereof in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder); or

                  (b) Any representation or warranty made or deemed made by the Guarantor or the Borrower herein, in the Credit Agreement, the Security Agreement or in any of the other Related Documents or Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

                  (c) Any Related Document shall fail to be in full force and effect or to give the Bank the security interest, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive); or

                  (d) An Event of Default occurs and is continuing under the Credit Agreement; or

                  (e) The Bank ceases to be a "Lender" within the meaning of the Credit Agreement and the Bank and the Guarantor fail to amend this Agreement by adding affirmative and negative covenants mutually acceptable to the Bank and the Guarantor within ninety (90) days of the date on which the Bank ceased to be a "Lender" within the meaning of the Credit Agreement.

         SECTION 7.2. REMEDIES. If an Event of Default occurs and is continuing hereunder, the Bank may, with the consent of the Majority Lenders, and shall, upon the written direction of the Majority Lenders, (i) declare all obligations of the Company for the payment of money hereunder immediately due and payable, and upon such declaration the same shall become and be immediately due and payable, without presentment, protest or other notice of any kind, all of which are hereby waived by the Company, and (ii) notify the Trustee and the Tender Agent of such occurrence and thereby require the Trustee immediately to declare the principal of all Bonds then outstanding and the interest accrued thereon immediately due and payable pursuant to Section 6.02 of the Indenture and (iii) may pursue all remedies available to it at law, by contract, at equity or otherwise.

                          ARTICLE VIII. PLEDGED BONDS.

         SECTION 8.1. THE PLEDGE. The Borrower hereby pledges, assigns, hypothecates, transfers, and delivers to the Bank, as agent for the Lenders under the Credit Agreement for the limited purpose of administering Pledged Bonds only, all of its right, title and interest to, and hereby grants to the Bank, as agent for the Lenders under the Credit Agreement for the limited purpose of administering Pledged Bonds only, a first lien on, and security interest in, all right, title and interest of the Borrower in and to the following (hereinafter collectively called the "Collateral"):

                  (i)      all Pledged Bonds;

                  (ii) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Bonds;

                  (iii) all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Bonds.

The Collateral shall serve as security for the payment and performance when due of any and all duties, debts, liabilities and obligations of the Borrower (either directly, as maker, or indirectly, as guarantor, surety, endorser or otherwise) to the Lenders under the Credit Agreement in connection with the advances made or to be made by the Lenders as described in Section 2.5(b)(i) hereof, whether now or hereafter existing, howsoever arising or incurred or evidenced under this Agreement or the Credit Agreement (hereinafter collectively called the "Obligations"). The Borrower shall deliver, or cause to be delivered, the Pledged Bonds to the Bank or to a pledge agent designated by the Bank immediately upon receipt thereof.

         SECTION 8.2. REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and be continuing, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby expressly waived or released. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorney's fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Bank may elect, the Borrower remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Bank account for the surplus, if any, to the Borrower. The Borrower agrees that the Bank need not give more than ten days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Borrower if it has signed after Default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to the Bank in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of North Carolina at that time.

         If the Bank sells any of the Collateral pursuant to this Section 8.2, the Bank agrees that it will reinstate the Wachovia Letter of Credit in an amount sufficient to cover all principal and accrued interest on the Bonds so sold for up to 210 days at 15% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months).

         SECTION 8.3. VALID PERFECTED FIRST LIEN. The Borrower covenants that the pledge, assignment and delivery of the Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Borrower in or to such Collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrower which would include the Collateral. The Borrower covenants and agrees that it will defend the Bank's right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

         SECTION 8.4. RELEASE OF PLEDGED BONDS. Pledged Bonds shall be released from the security interest created hereunder upon satisfaction of the Obligations with respect to such Pledged Bonds and receipt by the Trustee of notification from the Bank of the reinstatement of the Wachovia Letter of Credit as provided in Section 2.08 of the Indenture.


                           ARTICLE IX. MISCELLANEOUS.

         SECTION 9.1. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing and shall be given to such party at its address set forth below or at such other address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified below:

                  Party                             Address

         Galey & Lord Industries, Inc.     One Triad Center, Suite 300
                  and                      7736 McCloud Road
         Galey & Lord, Inc.                Greensboro, North Carolina 27409
                                           Attention:        Michael R. Harmon
                                           Telecopier:       (910) 665-3113
                                           Telephone:        (910) 665-3037

                                 with a copy to:

                                   Rosenman & Colin
                                   575 Madison Avenue
                                   New York, New York 10022
                                   Attention:        Howard S. Jacobs, Esquire
                                   Telecopier:       (212) 940-8776
                                   Telephone:        (212) 940-8505

Wachovia Bank of North             301 North Main Street
  Carolina, National Association   Winston-Salem, North Carolina 27150
                                   Attention:        International Department
         with copies to:

                                   Wachovia Bank of North Carolina, National
                                     Association
                                   230 North Elm Street
                                   Greensboro, North Carolina 27401
                                   Attention: W. Stanton Laight
                                   Telecopier: (910) 373-6287
                                   Telephone: (910) 373-6284

                                   Wachovia Bank of North Carolina, National
                                   Association
                                   301 North Main Street
                                   Winston-Salem, North Carolina 27101
                                   Attention: Bond and Money Market
                                   Group/Customer Services

         SECTION 9.2. AMENDMENTS, CONSENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement nor any consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Majority Lenders under the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 9.3. NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 9.4. INDEMNIFICATION. The Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person) (i) by reason of any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in the Placement Memorandum, or in any supplement or amendment thereto, or the omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading; or (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Wachovia Letter of Credit; provided that the Borrower shall not be required to indemnify the Bank for any such claims, damages, losses, liabilities, costs or expenses in the case of indemnification pursuant to clause (i) above, to the extent, but only to the extent, caused by any statements or information supplied by the Bank for incorporation in the Placement Memorandum; provided further that the Borrower shall not be required to indemnify the Bank for any such claims, damages, losses, liabilities, costs or expenses in the case of indemnification pursuant to clause (ii) above, to the extent, but only to the extent, caused by the willful misconduct or gross negligence of the Bank. Nothing in this Section 9.4 is intended to limit the Reimbursement Obligations of the Borrower contained in
Section 2.5 hereof.

         SECTION 9.5. CONTINUING OBLIGATIONS. The obligations of the Borrower under this Agreement shall continue until the later of (i) the Termination Date or (ii) the date upon which all amounts due and owing to the Bank hereunder shall have been paid in full. This Agreement shall (a) be binding upon the parties hereto and their respective successors and assigns and (b) inure to the benefit of and be enforceable by the parties hereto and their respective successors, transferees and assigns; provided, however, that (i) the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank and (ii) the obligations of the Borrower pursuant to Section
9.4 hereof shall survive the termination of this Agreement.

         SECTION 9.6. PAYMENT FROM BANK'S FUNDS. The Bank agrees that any payments under the Wachovia Letter of Credit will be made with the Bank's own funds and not with funds of the Issuer or the Borrower.

         SECTION 9.7. CONFIRMATION OF LIEN. The Borrower hereby grants to the Bank, to secure payment by the Borrower of sums due hereunder, a lien on moneys or instruments (at such times as they become payable to the Borrower under the Indenture) which the Borrower has an interest in or title to pursuant to Sections 4.01 or 4.04 of the Indenture, now or hereafter held in the Bond Fund or Bond Purchase Fund (as such terms are defined in the Indenture) or otherwise by the Trustee under any provision of the Indenture and in the right of the Borrower to receive any such moneys or instruments. The Bank hereby confirms that such lien is and shall be junior and subordinate to the lien on such moneys in favor of the holders of the Bonds and the Trustee.

         SECTION 9.8. LIMITED LIABILITY OF THE BANK. The Borrower agrees to assume all risk of the acts or omissions of the Trustee and transferee of the Wachovia Letter of Credit with respect to its use of the Wachovia Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Wachovia Letter of Credit or for any acts or omissions of the Trustee and any beneficiary or transferee in connection therewith; (b) the validity, or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under the Wachovia Letter of Credit, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (i) the Bank's willful misconduct or gross negligence in determining whether documents presented under the Wachovia Letter of Credit comply with the terms thereof or (ii) the Bank's willful failure to pay under the Wachovia Letter of Credit after the presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a draft and certificate strictly complying with the terms and conditions of the Wachovia Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         SECTION 9.9. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Bank, including fees and disbursements of counsel, in connection with: (i) the preparation, execution, delivery, filing and administration of this Agreement, the Wachovia Letter of Credit, the Related Documents and otherwise in connection with the issuance of the Bonds, (ii) any amendments, supplements, consents or waivers hereto or thereto, and (iii) the administration or enforcement of this Agreement, the Bonds, the Wachovia Letter of Credit and the Related Documents and any other documents which may be delivered in connection herewith or therewith. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. It is the intention of the parties hereto that the Borrower shall pay amounts referred to in this Section directly. In the event the Bank pays any of the amounts referred to in this Section directly, the Borrower will reimburse the Bank for such advances and interest on such advance shall accrue until reimbursed at the Default Rate.

         SECTION 9.10. SEVERABILITY. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina.

         SECTION 9.12. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the jurisdiction of any North Carolina State or federal court sitting in said State over any suit, action, or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

         SECTION 9.13. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         SECTION 9.14. PRIOR AGREEMENTS. This Agreement replaces and supercedes the 1994 Guaranty Agreement and the Original Reimbursement Agreement each of which is hereby discharged.

         SECTION 9.15. CONFLICT WITH CREDIT AGREEMENT. In the event that any provision of this Agreement is deemed to be in conflict with any provision or provisions of the Credit Agreement, such provision or provisions of the Credit Agreement shall control and supersede such provision of this Agreement.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal by their respective officers thereunto duly authorized as of the date first above written.

                          GALEY & LORD INDUSTRIES, INC.

[CORPORATE SEAL]
                            By: /s/ Michael R. Harmon
                            Title: Chief Financial Officer and Executive VP
Attest:

/s/ Kathleen Kelley
Title: Treasury Manager



                            GALEY & LORD, INC.

[CORPORATE SEAL]
                            By: /s/ Michael R. Harmon
                            Title: Chief Finanical Officer and Executive VP
Attest:

/s/ Kathleen Kelley
Title: Treasury Manager


              [The remainder of this page intentionally left blank]

                          WACHOVIA BANK OF NORTH CAROLINA,
                          NATIONAL ASSOCIATION




                          By: /s/ W. Stanton Laight
                          Title: Senior Vice-President

                                   EXHIBIT "A"

                          IRREVOCABLE LETTER OF CREDIT
                             No. __________________


                                 March __, 1996



First-Citizens Bank & Trust Company, as Trustee
4505 Creedmoor Road
Raleigh, North Carolina 27612
Attention:  Corporate Trust Department

Gentlemen:

         1. We hereby establish, at the request and for the account of Galey & Lord Industries, Inc., a Delaware corporation, (the "Company"), in your favor, as Trustee under the Indenture of Trust dated as of May 1, 1994 (the "Indenture") between South Carolina Jobs-Economic Development Authority (the "Issuer") and you, as Trustee, pursuant to which $7,200,000 in aggregate principal amount of the Issuer's Tax-Exempt Adjustable Mode Economic Development Revenue Bonds (Galey & Lord Industries, Inc. Project) Series 1994 (the "Bonds") have been issued, our Irrevocable Letter of Credit No. _______________ (the "Letter of Credit"), in the amount of $7,830,000 (as more fully described below), effective immediately and expiring on the earliest of any of the following (the "Termination Date"): (i) the close of business on June 5, 1995, or, if such date is extended pursuant to Section 2.2(b) of the Reimbursement Agreement dated as of May 1, 1994 between the Company and us (the "Reimbursement Agreement"), the date as so extended, (ii) the date on which the principal amount of and interest on the Bonds shall have been paid in full, (iii) the close of business on the second Business Day following conversion of the interest rate on the Bonds to a Fixed Rate (as defined in the Indenture), (iv) the date on which we honor the draft drawn hereunder pursuant to Section 3.08(a)(iii) of the Indenture following the occurrence of an Event of Default under the Indenture and an acceleration, (v) the date this Letter of Credit is surrendered to us for cancellation, (vi) the date we honor the last drawing available hereunder, or (vii) April 5, 2000, unless the Lenders (as defined in the Reimbursement Agreement) in accordance with the provisions of the Credit Agreement (as defined in the Reimbursement Agreement) unanimously agree to extend the term of this Letter of Credit beyond April 5, 2000.

         2. We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions, and subject to reductions in amount and reinstatement, as hereinafter set forth, by your drafts, an aggregate amount not exceeding $7,830,000 (the "Letter of Credit Amount"), of which an aggregate amount not exceeding $7,200,000 may be drawn upon with respect to payment of principal of the Bonds (or that portion of the Purchase Price of Bonds corresponding to principal) (the "Letter of Credit Amount-Principal Component"), and of which an aggregate amount not exceeding $630,000 (but no more than an amount equal to accrued interest on the Bonds for the immediately preceding 210 days, computed as though the Bonds bore interest at the rate of fifteen percent (15%) per annum notwithstanding the actual rate borne by the Bonds from time to time and based on a 360-day year consisting of twelve 30-day months) may be drawn upon with respect to payment of interest on the Bonds (or that portion of the

Purchase Price of Bonds corresponding to interest) (the "Letter of Credit Amount-Interest Component"). The foregoing maximum amounts comprising the Letter of Credit Amount-Principal Component and the Letter of Credit Amount-Interest Component will be reduced upon redemption of any Bonds as provided in Section
2.18 of the Indenture or upon payment of Bonds at maturity or upon defeasance of any Bonds pursuant to Article V of the Indenture, and in such circumstances you shall deliver to us a certificate in the form of Exhibit 5 attached hereto.

         3. Only you, as Trustee may make drawings under this Letter of Credit. Upon the payment to you or your account of the amount specified in a draft drawn hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such draft, and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such draft to you or to any other person who may have made to you or who makes to you a demand for purchase of, or payment of principal of or interest on any Bond. Bonds which are registered in the name of, or held by or for the account of the Company or are held or required to be held pursuant to Article VIII of the Reimbursement Agreement shall not be entitled to any benefit of this Letter of Credit.

         4. The Letter of Credit Amount-Principal Component and the Letter of Credit Amount-Interest Component, as the case may be, shall be reduced immediately following our honoring any draft drawn hereunder to pay principal of, or interest on, the Bonds, to pay the interest portion of the Purchase Price of the Bonds, or to pay the principal portion of the Purchase Price of the Bonds (a "Tender Drawing"), in each case by an amount equal to the amount of such draft.

         5. On the tenth calendar day following each drawing hereunder to pay interest on the Bonds (including interest constituting a portion of the Purchase Price of Bonds), the amount so drawn shall be restored to the Letter of Credit Amount-Interest Component unless you shall have theretofore received notice from us to the effect that (i) we have not been reimbursed in full by the Company for the amount of such drawing, together with interest, if any, owing thereon pursuant to the Reimbursement Agreement or (ii) an Event of Default under the Reimbursement Agreement between the Company and us has occurred and is then continuing.

         6. Immediately upon our written notice to you that we have been reimbursed for any advance made under the Credit Agreement to the Company, the proceeds of which loan were used by the Company to reimburse us for a Tender Drawing hereunder, the amount of the Tender Drawing shall be restored, as of the date of the Tender Drawing, to the Letter of Credit Amount-Principal Component.

         7. Subject to the provisions of paragraphs 5 and 6 hereof, drawings hereunder honored by us shall not, in the aggregate, exceed the Letter of Credit Amount, as reduced from time to time pursuant to the terms hereof.

         8. Funds under this Letter of Credit are available to you against (a) your draft payable on the date such draft is drawn on us, stating on its face:
"Drawn under Wachovia Bank of North Carolina, National Association Irrevocable Letter of Credit No. _____________" and (b) if the drawing is being made with respect to payment of principal of the Bonds, a certificate signed by you in the form of Exhibit 1 attached hereto appropriately completed, (c) if the drawing is being made with respect to payment of interest on the Bonds, a certificate signed by you in the form of Exhibit 2 attached hereto appropriately completed,
(d) if the drawing is a Tender Drawing, a certificate signed by you in the form of Exhibit 3 attached hereto appropriately completed, and (e) simultaneously with any Tender Drawing being made hereunder, a certificate signed by you in the form of Exhibit 4 attached hereto appropriately completed regarding the portion of the Purchase Price of the Bonds corresponding to interest. Such draft(s) and certificate(s) shall be dated the date of presentation, which shall be made at our offices located at 301 N. Main Street, Winston-Salem, North Carolina 27150, Attention: International Department (or any other office which may be designated by us by written notice delivered to you). If we receive your draft(s) and certificate(s) at such office, all in strict conformity with the terms and conditions of this Letter of Credit, at or prior to 1:00 p.m., Winston-Salem, North Carolina time, on a Business Day on or prior to the Termination Date, we will honor the same no later than 3:00 p.m., Winston-Salem, North Carolina time, on the same Business Day in accordance with your payment instructions. If we receive your drafts and certificates (as referenced in subparagraphs (a) through (e) above) after 1:00 p.m., Winston-Salem, North Carolina time, on a Business Day on or prior to the Termination Date, we will honor the same no later than 11:00 a.m., Winston-Salem, North Carolina time, on the next succeeding Business Day. Advance notification of drawings under this Letter of Credit may be made by a telecopy transmission of the documents described in the applicable subparagraphs (a) through (e) above not less than one Business Day prior to date of presentation to Telecopier No. (910) 770-5931 (with transmission confirmed by call to Telephone No. (910) 770-6456) or such other telecopier and telephone numbers that we hereafter designate by written notice delivered to you. If an advance notification of drawing is made by telecopier, it must contain an additional certification by you that originals of the draft and certificate on your letterhead manually signed by one of your officers will be concurrently forwarded to us by express courier to reach us by the date of payment. Payment under this Letter of Credit will be made out of our funds and, if requested by you, will be made by wire transfer of federal funds to your account with any bank which is a member of the Federal Reserve System, or by deposit of immediately available funds into a designated account that you maintain with us.

         9. As used herein, the term "Business Day" shall mean a day of the Bank at which drawings on this Letter of Credit are made, the Trustee, the Paying Agent, the Tender Agent, the Registrar and the Remarketing Agent (as each such term is defined in the Indenture) are each open for business and on which the New York Stock Exchange is not closed.

         10. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at our office address set forth in or designated pursuant to paragraph 8 above and shall specifically refer to the number of this Letter of Credit.

         11. This Letter of Credit is transferable in its entirety (but not in part) to any transferee who has succeeded you as Trustee under the Indenture and may be successively so transferred. Transfer of the available balance under this Letter of Credit to such transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a certificate substantially in form of
Exhibit 6 attached hereto and payment of our customary transfer fee.

         12. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds, the Indenture, the Reimbursement Agreement and the Pledge Agreement), except the forms of the certificates and the drafts referred to herein; and any such reference (except as aforesaid) shall not be deemed to incorporate herein, any document, instrument or agreement except for such certificate or draft.

         13. This Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 or by subsequent Uniform Customs and Practice for Documentary Credits fixed by subsequent Congresses of the International Chamber of Commerce (the "UCP"), and to the extent not inconsistent with the UCP, the laws of the State of North Carolina.

                                 Very truly yours,

                                 WACHOVIA BANK OF NORTH CAROLINA,
                                 NATIONAL ASSOCIATION



                                 By:________________________________________
                                          Authorized Officer

                                    EXHIBIT 1

                 CERTIFICATE FOR THE PAYMENT OF PRINCIPAL OF THE
               SOUTH CAROLINA JOBS-ECONOMIC DEVELOPMENT AUTHORITY
             TAX-EXEMPT ADJUSTABLE MODE ECONOMIC DEVELOPMENT REVENUE
            BONDS (GALEY & LORD INDUSTRIES, INC. PROJECT) SERIES 1994


         The undersigned, a duly authorized officer of First-Citizens Bank & Trust Company (the "Trustee"), hereby certifies as follows to Wachovia Bank of North Carolina, National Association (the "Bank") with reference to Irrevocable Letter of Credit No. _______________ (the "Letter of Credit") issued by the Bank in favor of the Trustee. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

         (1)      The Trustee is the Trustee under the Indenture.

         (2) The Trustee is making a drawing under the Letter of Credit with respect to the payment of principal of the Bonds in accordance with Section 3.08 of the Indenture.

         (3) The amount of principal of the Bonds which is due and payable (or which has been declared to be due and payable) and with respect to the payment of which the Trustee does not have available amounts that pursuant to Section 4.01 of the Indenture are to be applied to such payment prior to moneys drawn under the Letter of Credit is $________, and the amount of the draft accompanying this Certificate does not exceed such amount of principal.

         (4) The amount of the draft accompanying this Certificate does not exceed the amount available to be drawn under the Letter of Credit in respect of payment of principal of the Bonds and was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         [(5) The draft accompanying this certificate is the final draft to be drawn under the Letter of Credit with respect to principal and, upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms and the Trustee will surrender the Letter of Credit to the Bank.]*

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of ________, ____.

                         FIRST-CITIZENS BANK & TRUST COMPANY, as
                         Trustee



                         By:___________________________
                                 [Name and Title]


* To be used only upon stated or accelerated maturity or optional or mandatory redemption of the Bonds as a whole.

                                    EXHIBIT 2

                 CERTIFICATE FOR THE PAYMENT OF INTEREST ON THE
               SOUTH CAROLINA JOBS-ECONOMIC DEVELOPMENT AUTHORITY
             TAX-EXEMPT ADJUSTABLE MODE ECONOMIC DEVELOPMENT REVENUE
            BONDS (GALEY & LORD INDUSTRIES, INC. PROJECT) SERIES 1994


         The undersigned, a duly authorized officer of First-Citizens Bank & Trust Company (the "Trustee"), hereby certifies as follows to Wachovia Bank of North Carolina, National Association (the "Bank") with reference to Irrevocable Letter of Credit No. ______________ (the "Letter of Credit") issued by the Bank in favor of the Trustee. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

         (1)      The Trustee is the Trustee under the Indenture.

         (2) The Trustee is making a drawing under the Letter of Credit with respect to the payment of interest accrued on the Bonds in accordance with Section 3.08 of the Indenture.

         (3) The amount of interest on the Bonds which is due and payable (or which has been declared to be due and payable) and with respect to the payment of which the Trustee does not have available amounts that pursuant to Section 4.01 of the Indenture are to be applied to such payment prior to moneys drawn under the Letter of Credit is $__________, and the amount of the draft accompanying this Certificate does not exceed such amount of interest.


         (4) The amount of the draft accompanying this Certificate does not exceed the amount available to be drawn under the Letter of Credit in respect of payment of interest accrued on the Bonds on or prior to their stated maturity date or to the redemption date, as the case may be.

         (5) The amount of the draft accompanying this Certificate was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         [(6) The draft accompanying this certificate is the final draft to be drawn under the Letter of Credit with respect to interest and, upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms and the Trustee will surrender the Letter of Credit to the Bank.]*

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of ______________, ____.

                          FIRST-CITIZENS BANK & TRUST COMPANY, as
                          Trustee



                          By:__________________________
                                 [Name and Title]

------------
* To be used only upon stated or accelerated maturity or optional or mandatory redemption of the Bonds as a whole.

                                    EXHIBIT 3

                 CERTIFICATE FOR THE PAYMENT OF THAT PORTION OF
                  THE PURCHASE PRICE OF BONDS CORRESPONDING TO
                    PRINCIPAL OF SOUTH CAROLINA JOBS-ECONOMIC
                DEVELOPMENT AUTHORITY TAX-EXEMPT ADJUSTABLE MODE
                       ECONOMIC DEVELOPMENT REVENUE BONDS
               (GALEY & LORD INDUSTRIES, INC. PROJECT) SERIES 1994


         The undersigned, a duly authorized officer of First-Citizens Bank & Trust Company (the "Trustee"), hereby certifies as follows to Wachovia Bank of North Carolina, National Association (the "Bank") with reference to Irrevocable Letter of Credit No. _______________ (the "Letter of Credit") issued by the Bank in favor of the Trustee. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

         (1)      The Trustee is the Trustee under the Indenture.

         (2) The Trustee is making a Tender Drawing under the Letter of Credit pursuant to Section 3.08(a)(ii) of the Indenture with respect to the purchase of Bonds corresponding to the principal of Bonds tendered or deemed tendered pursuant to
                  Section 2.06 of the Indenture and not remarketed by the Remarketing Agent on or before the date such Bonds are to be purchased.

         (3) The amount of Purchase Price corresponding to principal of such Bonds less the amount of monies on deposit in the Bond Purchase Fund and available for the purchase of such Bonds as contemplated in Section 2.06(i)(1) of the Indenture is $_________ and the amount of the draft accompanying this Certificate does not exceed such amount of principal.

         (4) The amount of the draft accompanying this Certificate does not exceed the amount available to be drawn under the Letter of Credit in respect of the Purchase Price corresponding to principal of such Bonds and was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of __________, ____.

                                      FIRST-CITIZENS BANK & TRUST COMPANY, as
                                      Trustee



                                      By:____________________________
                                               [Name and Title]

                                    EXHIBIT 4

                 CERTIFICATE FOR THE PAYMENT OF THAT PORTION OF
                  THE PURCHASE PRICE OF BONDS CORRESPONDING TO
                    INTEREST ON SOUTH CAROLINA JOBS-ECONOMIC
                DEVELOPMENT AUTHORITY TAX-EXEMPT ADJUSTABLE MODE
                       ECONOMIC DEVELOPMENT REVENUE BONDS
               (GALEY & LORD INDUSTRIES, INC. PROJECT) SERIES 1994


         The undersigned, a duly authorized officer of First-Citizens Bank & Trust Company (the "Trustee"), hereby certifies as follows to Wachovia Bank of North Carolina, National Association (the "Bank") with reference to Irrevocable Letter of Credit No. _____________ (the "Letter of Credit") issued by the Bank in favor of the Trustee. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

         (1)      The Trustee is the Trustee under the Indenture.

         (2) The Trustee is making a Tender Drawing under the Letter of Credit pursuant to Section 3.08(a)(ii) of the Indenture simultaneously herewith with respect to the purchase of Bonds corresponding to interest on Bonds tendered or deemed tendered pursuant to Section 2.06 of the Indenture and not remarketed by the Remarketing Agent on or before the date such Bonds are to be purchased.

         (3) A portion of the Purchase Price of Bonds corresponding to interest on such Bonds less the amount of monies on deposit in the Bond Purchase Fund and available for the purchase of such Bonds as contemplated in Section 2.06(i)(1) of the Indenture is $_________ and the amount of the draft accompanying this Certificate does not exceed such amount of interest.

         (4) The amount of the draft accompanying this Certificate does not exceed the amount available to be drawn under the Letter of Credit in respect of the Purchase Price corresponding to interest on such Bonds and was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of __________, ____.

                         FIRST-CITIZENS BANK & TRUST COMPANY, as
                         Trustee



                          By:__________________________
                                  [Name and Title]

                                    EXHIBIT 5

                          CERTIFICATE FOR THE PERMANENT
                      REDUCTION OF LETTER OF CREDIT AMOUNT


         The undersigned, a duly authorized officer of First-Citizens Bank & Trust Company (the "Trustee"), hereby certifies to Wachovia Bank of North Carolina, National Association (the "Bank") with reference to Irrevocable Letter of Credit No. ________________ (the "Letter of Credit") issued by the Bank in favor of the Trustee. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

         (1)      The Trustee is the Trustee under the Indenture.

         (2) The aggregate principal amount of the Bonds Outstanding (as defined in the Indenture) has been reduced to $________________.

         (3) The Letter of Credit Amount-Principal Component is hereby correspondingly reduced to $______________.

         (4) The Letter of Credit Amount-Interest Component is hereby reduced to $_________ [calculated by multiplying the amount of the principal amount in the last line of paragraph (2) hereof by 15% and multiplying the product thereof by the quotient of 210 [divided by 360] to reflect the amount of interest allocable to the reduced amount of principal set forth in paragraph (3) hereof.

         IN WITNESS WHEREOF, the Trustee has executed this Certificate as of the ____ day of --------------, ----.

                                 FIRST-CITIZENS BANK & TRUST COMPANY, as
                                 Trustee



                                 By:______________________________
                                            [Name and Title]

                                    EXHIBIT 6

                             INSTRUCTION TO TRANSFER

                                                            -------------, -----


Wachovia Bank of North Carolina, National
  Association
301 N. Main Street
Winston-Salem, North Carolina  27150
Attention: International Department


         Re: Irrevocable Letter of Credit No. ____________________


Gentlemen:

         For value received, the undersigned beneficiary hereby irrevocably instructs you transfer to:

                  --------------------------------
                           (Name of Transferee)

                  ---------------------------------
                           (Address)

all rights of the undersigned beneficiary to draw under the above-captioned Letter of Credit (the "Letter of Credit"). The transferee has succeeded the undersigned as Trustee under the Indenture of Trust dated as of May 1, 1994 between South Carolina Jobs-Economic Development Authority and First-Citizens Bank & Trust Company, as Trustee.

         By this transfer, all rights of the undersigned beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as beneficiary thereof; provided, however, that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Letter of Credit pertaining to transfers.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate as of the ____ day of ________, ____.

                                    FIRST-CITIZENS BANK & TRUST COMPANY, as
                                    Trustee



                                    By:________________________________________
                                             [Name and Title]